Exhibit 10.36

TERMINATION

OF THE

LICENSE AND DISTRIBUTION AGREEMENT

This Termination of the License and Distribution Agreement ("Termination Agreement") is made and entered into as of June 23, 2026 (the "Effective Date"), by and between Aytu BioPharma, Inc., with a business address of 7900 E Union Avenue, Suite 920, Denver, CO 80237, (“Aytu”), and Lannett Company, Inc., 1150 Northbrook Drive, Suite 155, Trevose, PA 19053, together with its Affiliates (“Lannett”). Aytu and Lannett are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Lannett and Aytu are parties to the License and Distribution Agreement, effective as of May 11, 2022, and amended on July 6, 2023 and July 17, 2025 (“Metadate Agreement”) whereby Lannett transferred its New Drug Application 021259 (the “NDA”) for methylphenidate hydrochloride extended-release capsules, FDA-approved under the brand name Metadate CD®, (the “Product”) to Aytu, as well as licensed the Metadate CD trademark® to Aytu;

WHEREAS, following the transfer, Lannett then licensed the NDA from Aytu for the purpose of Lannett’s Manufacture and Commercialization of an Authorized Generic pharmaceutical product containing extended-release methylphenidate hydrochloride, and Aytu and Lannett entered into a distribution relationship, whereby Lannett supplied to Aytu for distribution by Aytu the branded extended-release methylphenidate hydrochloride pharmaceutical product; and

WHEREAS, the Parties now desire to revoke the transfer of the NDA to Aytu, thereby transferring the NDA back to Lannett, to terminate the Metadate Agreement in its entirety and to set forth the Parties’ respective rights, obligations, and responsibilities upon and following such termination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Metadate Agreement.

2.	Definitions.

a.

"Adverse Event" means any adverse event, side effect, injury, toxicity, or sensitivity reaction associated with the use of a Product, whether or not determined to be attributable to such Product, including any event requiring reporting to the FDA or other Regulatory Authority.

b.

“Confidential Information" means all confidential and proprietary information of a Party, whether disclosed under the Metadate Agreement or this Agreement, including trade secrets, know-how, technical data, business information, and regulatory filings.

c.	"Inventory" means all finished units of the Product in the possession or control of Aytu, as of the Effective Date.
d.	"Product” has the meaning set forth in the Recitals herein.
e.

"Product Complaints" means any communication from a healthcare professional, patient, consumer, or other person that contains a complaint, inquiry, or concern regarding the identity, quality, purity, safety, or efficacy of a Product.

f.

"Regulatory Authority(ies)" means the FDA and any other federal, state, local, or foreign governmental or regulatory authority with jurisdiction over the development, manufacture, marketing, distribution, or sale of pharmaceutical products.

g.

"Regulatory Materials" means all NDA, supplemental NDA, annual reports, adverse event reports, Manufacturing and Controls supplements, regulatory correspondence, promotional materials subject to FDA review, and all other submissions, filings, and communications with any Regulatory Authority relating to the Products.

h.	“Releasees” has the meaning set forth in Section 6 hereof.
i.	“Releasors” has the meaning set forth in Section 6 hereof.
j.	“Royalty Report” means a written report provided by Aytu to Lannett for a Quarter showing:
(a)	the gross sales of Product sold by Aytu during such calendar quarter and the calculation of Net Sales of the Product from such gross sales;
(b)	the royalties, payable in U.S. Dollars, which shall have accrued under this Agreement based upon such Net Sales of Product;
(c)	any reductions to or deductions from payments taken by Aytu in accordance with the Agreement.

3.	Termination of Metadate Agreement.

a.

Termination of Metadate Agreement. Notwithstanding anything to the contrary contained in the Metadate Agreement, Lannett and Aytu hereby agree to revoke the transfer of the NDA and to terminate the Metadate Agreement, effective as of the Effective Date, subject to the continuing obligations set forth below. (“Termination”).

b.

No Further Obligations. Except as provided in Sections 3(c) and 6 below, and notwithstanding anything to the contrary contained in the Metadate Agreement or permitted by law, all rights, liabilities and obligations of the Parties with respect to the Metadate Agreement shall be terminated as of the Effective Date.

c.

Survival. Notwithstanding the termination of the Metadate Agreement, the following provisions of the Metadate Agreement shall survive such termination to the extent provided therein or as modified by this Agreement: Article VI, Article VII, Article VIII, Article IX, Article X, Sections 11.4(b)-(e), Article XII and Article XIII, provided that the terms of this Agreement shall control in the event of any conflict.

4.	Revocation of NDA; Termination of Rights and Licenses.

a.	Revocation of Transfer. Upon Termination, the transfer of the NDA to Aytu is hereby revoked and Lannett shall assume title and all rights thereto.

b.

Cessation of Distribution Rights. As of the Effective Date, Aytu shall cease placing Purchase Orders with Lannett and shall have no further rights to distribute, market, promote, offer for sale, sell, or otherwise commercialize the Product, except as provided in Subsection 6(a) below.

c.

Termination of Licenses. All licenses granted from Aytu to Lannett and from Lannett to Aytu under the Metadate Agreement, including any license to use the Licensed Mark and the licenses to use any Confidential Information or other Intellectual Property Rights of the other Party relating to the Product, are hereby terminated as of the Effective Date, except for Aytu’s limited right to use the Licensed Mark to sell the Inventory, as provided in Subsection 6(a) below.

5.

Termination of Pharmacovigilance and Quality Agreements. The Safety Data Exchange Agreement effective June 8, 2022 (“Original SDEA”) and the Quality Agreement dated May 13, 2026, both entered into by the Parties in connection with the Metadate Agreement, shall also be terminated as of the Effective Date, except to the extent that there are continuing obligations which by their nature shall survive beyond the termination thereof. Such continuing obligations shall continue in place until they have been fully performed.

6.	Existing Inventory; Royalty Reports; Payment Reconciliation.

a.

Existing Inventory. The Parties agree that following Termination, Aytu may continue to sell and distribute its existing Inventory of the Product currently in its possession, at its sole and exclusive discretion.

b.

Royalty Reports and Royalty Payments to Lannett. Following Termination and until the Quarter after the last of the Inventory has been sold and accrued, Aytu shall continue to provide Royalty Reports to Lannett in accordance with Sections 6.1 and 7.1 of the Metadate Agreement within forty-five (45) days of the end of each Quarter. Payments of those royalties shown to have accrued by each report shall be due and payable by Aytu to Lannett fifteen (15) Business Days after the date such report is due.

7.

Mutual Release. The Parties, including each of their predecessors, successors, assigns, officers, directors, employees, trustees, attorneys, parents, subsidiaries and Affiliates (collectively, "Releasors" fully, finally and forever release, relinquish, acquit and discharge each other and each of their predecessors, successors, assigns, officers, directors, employees, trustees, attorneys, parents, subsidiaries, Affiliates, customers, suppliers and distributors (collectively, "Releasees") of and from, and covenant not to sue, not to assign to any other entity a right to sue and not to authorize any other entity to sue any Releasee for, any and all claims, losses and causes of action of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, that (i) exist as of the date of this Termination Agreement in relation to the Metadate Agreement, including all rights and obligations of the Parties thereunder, except (i) any non-monetary obligation under the Metadate Agreement which by its terms survives termination and (ii) with respect to the future Royalty Reports and payments under Section 6 hereof. It is the intention of the Parties that, except as to the sections identified in this paragraph and Section 3(c) above that survive termination, the Metadate Agreement shall be deemed terminated and null and void. The release shall also not prevent or impair the right of any Party to bring a proceeding to enforce the terms of this Agreement.

8.	Regulatory Considerations.

a.	Regulatory Transfer.

i.	At Aytu’s sole cost and expense, it shall:
(a)	within five (5) business days, file the required transfer letter with the FDA in the form required thereby, to acknowledge the transfer of the NDA from Aytu to Lannett (“Aytu Transfer Letter”).
(b)	Within five (5) business days of the Effective Date, provide Lannett with copies of all Regulatory Materials in its possession or control, including but not limited to:
-	the NDA, all correspondence with Regulatory Authorities relating to the Product, and any promotional materials submitted to the FDA.
-	All Adverse Event reports from its safety database in applicable format, Product Complaints, and medical information inquiries, together with supporting documentation;
-	All customer lists, distribution records, and sales data for the Product;
-	All recall and field corrective action records; and
-	All contracts with third-party distributors, wholesalers, and service providers relating to the Products (to the extent assignable or transferable).

ii.

Within five (5) days of Lannett’s receipt of the Regulatory Materials from Aytu per 8a.i(b) above, Lannett shall file a transfer letter with the FDA, in the form required thereby, to effectuate the transfer of the NDA from Aytu to Lannett (“Lannett Transfer Letter”).

b.

Transfer of Regulatory Responsibility. As of the date of the Lannett Transfer Letter and except as otherwise provided in the Original SDEA, all regulatory responsibility for the Product, including but not limited to, responsibility for maintaining the NDA, regulatory compliance, and all communications with Regulatory Authorities, is transferred to and assumed by Lannett as the Applicant Holder including any Regulatory Authority meeting as might be required for the Product.

c.

New Pharmacovigilance Agreement. Notwithstanding certain obligations that continue under the Original SDEA, the Parties agree that they will work together in good faith to promptly enter into a new Safety Data Exchange Agreement (“New SDEA”), which shall take effect upon Termination and cover the distribution and sale of Inventory under Section 6 hereof. The New SDEA will address, among other things, reporting of Adverse Events and Product Complaints of which Aytu becomes aware.

d.

Communication with Regulatory Authorities. Following Termination and pursuant to the New SDEA, Aytu shall promptly forward to Lannett any correspondence or communications from any Regulatory Authority or any other documentation received by Aytu relating to the Products.

e.

Record Retention. Notwithstanding the transfer of copies to Lannett, Aytu shall retain any copies of originals relating to the Product for the longer of: (a) ten (10) years from the Effective Date; (b) the period required by applicable law or regulation, including 21 C.F.R. § 314.81; or (c) the period during which such records may be relevant to any pending or threatened litigation, investigation, or regulatory proceeding. Aytu shall not destroy such records without providing Lannett with thirty (30) days' prior written notice and an opportunity to obtain copies.

f.

Access to Records. Lannett and its authorized representatives (including Regulatory Authorities) shall have the right to access and copy Aytu’s retained records relating to the Product upon reasonable advance notice during normal business hours for purposes of regulatory compliance, pharmacovigilance, litigation, or other legitimate business purposes.

g.	Continued Assistance. Aytu will continue to provide reasonable technical or other assistance to Lannett upon Lannett’s request, in order to effectuate the transfer of the NDA to Lannett.

9.	Confidential Information.

a.

Return of Confidential Information. Within thirty (30) days after the Effective Date, each Party shall return to the other Party all Confidential Information of the other Party in its possession or control, including all copies, reproductions, summaries, analyses, or extracts thereof, in any form or medium, whether tangible or electronic. Notwithstanding the foregoing, each Party may retain one archival copy of the other Party’s Confidential Information solely for purposes of determining its ongoing obligations under this Agreement and applicable law, provided that all such retained Confidential Information shall remain subject to the confidentiality obligations set forth in this Agreement.

b.

Confidentiality of Termination Agreement. Each party agrees that the terms and conditions of this Termination Agreement constitute Confidential Information of both Parties and shall not be disclosed to any third party without the prior written consent of the other Party, except (i) as required by applicable law, regulation, or court order, (ii) to such Party's attorneys, accountants, financial advisors, and other professional advisors who have a legitimate need to know and are bound by confidentiality obligations, (iii) to such Party's affiliates, lenders, investors, and potential acquirers who have a legitimate need to know and are bound by confidentiality obligations, or (iv) as necessary to enforce such Party's rights under this Agreement.

10.	Miscellaneous.

a.	All Other Actions. The Parties agree to take any other action that may be necessary to effectuate the terms of this Termination Agreement.
b.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to its conflicts of law principles.
c.

Jurisdiction and Venue. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware for the purposes of any suit, action, or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.

d.

Entire Agreement. This Agreement, together with any exhibits, schedules, and attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties with respect to such subject matter, including the Metadate Agreement (which is hereby terminated in its entirety as of the Effective Date, except as expressly provided herein).

e.

Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties. No waiver of any right or remedy hereunder shall be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

f.

Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect, and such invalid, illegal, or unenforceable provision shall be reformed or construed to the extent possible to give effect to the intent of the parties.

g.

Assignment. Neither party may assign, transfer, or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party, and any attempted assignment, transfer, or delegation without such consent shall be null and void; provided, however, that either party may assign this Agreement without the consent of the other party (i) to an affiliate of such party, or (ii) in connection with a merger, consolidation, sale of all or substantially all of such party's assets, or similar transaction, provided that the assignee assumes all obligations of the assigning party under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the Effective Date.

AYTU BIOPHARMA, INC.		LANNETT COMPANY, INC.

By:	/s/ Josh Disbrow	By:	/s/ Michael Block

Name:	Josh Disbrow	Name:	Michael Block

Title:	Chief Executive Officer	Title:	Chief Business & Corp. Development Officer